Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Superior Energy Services, Inc.:
We consent to the use of our reports dated February 28, 2007, with respect to the consolidated financial statements and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated herein by reference.
Our report for the year ended December 31, 2006 refers to a change in the method of accounting for share-based payments.
/s/ KPMG LLP
New Orleans, Louisiana
July 6, 2007